Naugatuck Valley Financial Corporation Reports Second Quarter Results

And Announces Cash Dividend for the Quarter Ended June 30, 2012

Naugatuck, CT, July 30, 2012. Naugatuck Valley Financial Corporation (the “Company”) (NASDAQ Global Market: “NVSL”), the parent company of Naugatuck Valley Savings and Loan (the “Bank”), announced a net loss of $715,000 for the quarter ended June 30, 2012, compared to net income of $505,000 for the quarter ended June 30, 2011. In addition, for the six month period ended June 30, 2012, the Company announced a net loss of $1.7 million, compared to net income of $901,000 for the six months ended June 30, 2011. Earnings (loss) per share for the quarter and six months ended June 30, 2012 were ($0.11) and ($0.26), respectively, compared to $0.07 and $0.13 for the quarter and six months ended June 30, 2011, respectively. Results for both the three and six month periods for 2012 were adversely affected by increased provisions to the allowance for loan losses, increased compensation costs and professional fees as well as a previously reported deposit-related charge.

In addition, the Board of Directors of the Company declared a cash dividend for the quarter ended June 30, 2012, of $0.03 per share payable to stockholders of record on August 15, 2012. Payment of the cash dividend will be made on or about September 4, 2012.

Net Interest Income

Net interest income totaled $4.6 million for both the quarter ended June 30, 2012 and the quarter ended June 30, 2011. For the six month period ended June 30, 2012, net interest income totaled $9.6 million, compared to $9.0 million for the six months ended June 30, 2011. Interest income and interest expense both decreased during the three month period due to a decrease in the average balances of interest earning assets of $21.2 million and a decrease in the average balance of interest bearing liabilities of $43.4 million. Additionally, the average rate on interest earning assets decreased by 42 basis points, while the average rate paid on interest bearing liabilities decreased by 57 basis points over the three month period. The increase in net interest income in the six month period was primarily due to a decrease in interest expense. Interest expense decreased by $1.7 million, or 36.2%, partially offset by a decrease in interest income of $1.1 million, or 8.1% over the six month period. The decrease in interest expense was primarily due to a decrease of 57 basis points in the average rates paid on interest bearing liabilities, combined with a decrease in the average balance of interest bearing liabilities of $33.7 million, or 6.5%. The decrease in average rates paid is mainly due to certificates of deposit renewing at lower rates or being transferred to savings accounts during the period. The decrease in interest bearing liabilities is attributed primarily to decreases in borrowings of 30.2% and 26.7% over the three and six month periods, respectively.

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Interest income decreased by $813,000, or 11.8%, in the three month period and decreased by $1.1 million, or 8.1% in the six month period. The decrease was primarily due to a decrease in the average rates earned on loans and investments of 42 basis points and 30 basis points in the three and six month periods, respectively. Additionally, the average balances of interest earning assets decreased by 4.0% and 2.4% for the three and six months ended June 30, 2012, respectively. The decrease in interest earning assets is primarily a result of a decrease in the loan portfolio, partially offset by an increase in the investment portfolio over both periods.

Credit Quality

The Bank recorded an increase in the provision for loan losses from $1.0 million for the three months ended June 30, 2011 to $2.1 million for the three months ended June 30, 2012. For the six months ended June 30, 2012, the Bank recorded a provision of $4.1 million, compared to $1.5 million for the six months ended June 30, 2011. The primary reasons for the increased provision in both periods are: additional charge offs, an increase in classified loans and an adjustment for increased risk in the portfolio. As a result of the provisions in the first two quarters of 2012, the level of reserves to gross loans rose to 1.85% at June 30, 2012, from 1.70% at December 31, 2011. Net loan charge offs totaled $968,000, or 0.21% of average loans outstanding during the quarter ended June 30, 2012.

Nonperforming loans increased from $24.7 million at December 31, 2011 to $29.1 million at June 30, 2012 ($1.3 million of which at both dates are fully guaranteed by the U.S. Small Business Administration). The increase in nonperforming loans was primarily due to one residential subdivision construction loan in the amount of $2.9 million, combined with several smaller loans which were placed on nonaccrual status during the period. Nonperforming loans consist of nonaccrual loans and troubled debt restructurings on nonaccrual status. The following table sets forth the activity in nonperforming loans during the six months ended June 30, 2012:

Nonperforming Loans
(Unaudited)
(In thousands)
Balance at December 31, 2011		$24,681

Additions to nonperforming loans:
One-to-four family	$1,049
Construction	5,344
Multi-family and commercial real estate	1,131
Commercial business loans	1,044
Automobile	3
Home equity	261
Total additions		8,832

Removed from nonperforming loans:
Loans brought current	(171)
Paid in full	(236)
Foreclosure	(138)
Charged off	(3,490)
Total removed		(4,035)

Other balance changes		(341)

Balance at June 30, 2012		$29,137

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Classified assets increased 11.7% from $62.3 million at December 31, 2011 to $69.6 million at June 30, 2012. At both dates, classified assets consisted primarily of loans rated special mention or substandard in accordance with regulatory guidance. Additional loans were classified during the period based on our analysis of current appraisals, business valuations and borrowers’ financial standing. Special mention assets increased from $24.8 million at December 31, 2011 to $26.4 million at June 30, 2012 and substandard assets increased from $36.1 million at December 31, 2011 to $42.9 million at June 30, 2012. These assets warrant and receive increased management oversight and loan loss reserves have been established to account for the increased credit risk of these assets.

Noninterest Income

Noninterest income was $1.2 million for the quarter ended June 30, 2012 compared to $1.0 million for the quarter ended June 30, 2011, an increase of 17.6%. For the six months ended June 30, 2012 noninterest income was $2.3 million compared to $1.9 million for the period ended June 30, 2011, an increase of 19.0%. The increase in both periods is primarily due to an increase in income generated by increased sales of mortgage loans in the secondary mortgage market, combined with increases in fees for other services. These increases were partially offset by decreases in gains on investments, income from investment advisory services, fees for services related to deposit accounts and income from bank owned life insurance. Additionally, $147,000, representing a partial recovery with respect to Fannie Mae auction rate pass-through certificates on which an other-than-temporary impairment charge was recorded in the third quarter of 2008, is included in noninterest income for the six month period ended June 30, 2011.

Noninterest Expense

Noninterest expense was $4.9 million for the quarter ended June 30, 2012 compared to $3.9 million for the quarter ended June 30, 2011. For the six months ended June 30, 2012 noninterest expense was $10.3 million, compared to $8.1 million for the six months ended June 30, 2011. The increase was the result of increases in compensation, professional fees, loss on foreclosed real estate, advertising, directors compensation and office supplies over the 2011 period. These increases were partially offset by decreases in computer processing, office occupancy and FDIC insurance premiums in the six month period. The increases in compensation and professional fees are due to additional staff hired and additional work performed by legal and accounting professionals related to compliance with the previously announced regulatory order. Additionally, the reversal of an over-accrual in the amount of $88,000 for the previously announced $800,000 accrual for a deposit related charge is included in noninterest expense for the three month period. The net charge of $712,000 is included in noninterest expense for the six month period.

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Selected Balance Sheet Data

Total assets were $558.0 million at June 30, 2012 compared to $572.2 million at December 31, 2011, a decrease of $14.2 million. Cash and due from depository institutions increased from $15.4 million at December 31, 2011 to $21.9 million at June 30, 2012. The balance in investments increased by $5.5 million to $55.9 million, while loans receivable decreased by $22.5 million to $444.4 million at June 30, 2012. Total liabilities were $477.3 million at June 30, 2012 compared to $489.9 million at December 31, 2011. Deposits at June 30, 2012 were $411.3 million, an increase of $459,000 or 0.1% from $410.9 million at December 31, 2011. Borrowed funds decreased from $70.8 million at December 31, 2011 to $57.3 million at June 30, 2012.

Total stockholders’ equity decreased to $80.7 million at June 30, 2012 from $82.3 million at December 31, 2011, primarily due to the loss experienced during the six month period. At June 30, 2012, the Bank’s regulatory capital exceeded the levels required to be categorized as “well capitalized” under applicable regulatory capital guidelines.

About Naugatuck Valley Savings and Loan

Naugatuck Valley Savings and Loan is headquartered in Naugatuck, Connecticut, with nine other branches in Southwest Connecticut. The Bank is a community-oriented financial institution dedicated to serving the financial service needs of consumers and businesses within its market area.

Forward-Looking Statements

This news release may contain forward-looking statements, which can be identified by the use of words such as "believes," "expects," "anticipates," "estimates" or similar expressions. Such forward-looking statements and all other statements that are not historic facts are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors. These factors include, but are not limited to, general economic conditions, changes in the interest rate environment, legislative or regulatory changes that may adversely affect our business, changes in accounting policies and practices, changes in competition and demand for financial services, adverse changes in the securities markets, changes in deposit flows and changes in the quality or composition of the Company's loan or investment portfolios. Additionally, other risks and uncertainties may be described in the Company's annual report on Form 10-K, its quarterly reports on Form 10-Q or its other reports as filed with the Securities and Exchange Commission which are available through the SEC's website at www.sec.gov. Should one or more of these risks materialize, actual results may vary from those anticipated, estimated or projected. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Except as may be required by applicable law or regulation, the Company assumes no obligation to update any forward-looking statements.

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SELECTED FINANCIAL CONDITION DATA
	June 30,	December 31,
	2012	2011
	(Unaudited)
	(In thousands)
ASSETS
Cash and due from depository institutions	$21,910	$15,436
Investment in federal funds	868	2,633
Investment securities	55,891	50,343
Loans held for sale	1,358	2,993
Loans receivable, net	444,426	466,965
Deferred income taxes	2,480	2,439
Other assets	31,029	31,411

Total assets	$557,962	$572,220

LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities
Deposits	$411,346	$410,887
Borrowed funds	57,252	70,817
Other liabilities	8,709	8,202

Total liabilities	477,307	489,906

Total stockholders' equity	80,655	82,314

Total liabilities and stockholders' equity	$557,962	$572,220

SELECTED OPERATIONS DATA
	Three Months Ended		For the Six Months Ended
	June 30,		June 30,
	2012	2011	2012	2011
	(Unaudited)
	(In thousands, except per share data)
Total interest income	$6,050	$6,863	$12,516	$13,625
Total interest expense	1,407	2,282	2,959	4,640
Net interest income	4,643	4,581	9,557	8,985

Provision for loan losses	2,147	1,040	4,119	1,478

Net interest income after provision for loan losses	2,496	3,541	5,438	7,507

Noninterest income	1,249	1,062	2,259	1,898
Noninterest expense	4,870	3,886	10,340	8,136

Income (loss) before provision for income taxes	(1,125)	717	(2,643)	1,269
Provision for income taxes	(410)	212	(951)	368

Net income (loss)	$(715)	$505	$(1,692)	$901
Earnings (loss) per common share - basic and diluted	$(0.11)	$0.07	$(0.26)	$0.13

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SELECTED FINANCIAL RATIOS
	For the Three Months
SELECTED PERFORMANCE RATIOS: (1)	Ended June 30,
	2012	2011
	(Unaudited)

Return on average assets	(0.51)%	0.35%
Return on average equity	(3.51)	3.76
Interest rate spread	3.54	3.39
Net interest margin	3.62	3.43
Efficiency ratio (2)	82.52	68.72

ASSET QUALITY RATIOS:	June 30,	At December 31,
	2012	2011
	(Unaudited)
	(Dollars in thousands)

Allowance for loan losses	$8,399	$8,053
Allowance for loan losses as a percent of total loans	1.85%	1.70%
Allowance for loan losses as a percent of nonperforming loans	28.83%	32.63%
Net charge-offs to average loans outstanding during the period	0.21%	0.55%
Nonperforming loans (3)	$29,137	$24,681
Nonperforming loans as a percent of total loans	6.43%	5.20%
Nonperforming assets (4)	$29,540	$25,554
Nonperforming assets as a percent of total assets	5.29%	4.47%

(1)	All applicable quarterly ratios reflect annualized figures.
(2)	Represents non interest expense (less intangible amortization) divided by the sum of net interest income and noninterest income.
(3)	Nonperforming loans consist of nonaccrual loans and troubled debt restructurings on nonaccrual status. At June 30, 2012, nonaccrual loans totaled $22.7 million and troubled debt restructurings on nonaccrual status totaled $6.4 million, compared to $16.2 million and $8.5 million, respectively, at December 31, 2011.
(4)	Nonperforming assets consist of nonperforming loans, foreclosed real estate and other repossessed assets.

Contact: Naugatuck Valley Financial Corporation

John C. Roman or Lee R. Schlesinger

1-203-720-5000

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